Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Veritas Farms, Inc. of our report dated April 20, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of SanSal Wellness Holdings, Inc., which appears in the Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement

/s/ Paritz & Company, PA

Hackensack, New Jersey
November 27, 2019